Exhibit 99.1

Pactiv Posts 19 Percent Sales Increase
in First Quarter

LAKE FOREST, Ill.--(BUSINESS WIRE)--For the quarter ended March 31, 2008, Pactiv Corporation (NYSE: PTV) today announced that income from continuing operations was $35 million, or $0.26 per share, compared with $57 million, or $0.43 per share, in 2007. Excluding a charge of $0.07 per share related to the restructuring program announced in January, first quarter 2008 earnings per share were $0.33. Sales of $808 million increased 19 percent from $677 million, largely reflecting inclusion of sales of Prairie Packaging, which was acquired in June 2007.

“First quarter volume growth, which was primarily driven by our cups and cutlery acquisition, also included growth in most Consumer product lines. Foodservice volume excluding Prairie Packaging acquisition sales was down versus last year due to sluggish market conditions in the restaurant and foodservice industries,” said Richard L. Wambold, Pactiv’s chairman and chief executive officer.

“Our EPS was in line with our outlook but lower than last year because price increases to offset higher resin costs in our Consumer segment were not effective until mid-March. Price increases in the Foodservice/Food Packaging non-contract business were effective in January. These price increases, along with contract pricing adjustments, will help mitigate the impact of ongoing higher petrochemical costs as we move forward. We are experiencing slowing demand, particularly in the foodservice area, due to soft economic conditions; however, our underlying businesses remain solid,” Wambold continued.

First quarter gross margin was 26.0 percent compared with 30.4 percent in 2007, and operating margin was 11.5 percent compared with 15.2 percent. Both declines were driven by unfavorable spread (the difference between selling prices and raw material costs). Free cash flow in the first quarter was $2 million compared with $18 million last year due to higher capital expenditures to support growth in cups and cutlery.

Business Segment Results

Hefty® Consumer Products

First quarter sales of $290 million rose 17 percent from $247 million, largely reflecting the inclusion of Prairie Packaging sales, as well as volume growth in most product lines. Operating income was $30 million compared with $54 million in 2007. Excluding the restructuring charge, operating income was $35 million, down as expected versus 2007 because price increases to offset higher raw material costs were not effective until mid-March. On the same basis, operating margin was 12.1 percent compared with 21.9 percent in the first quarter last year. Price increases are now fully implemented and will be reflected in second quarter results.

Foodservice/Food Packaging

First quarter sales were $518 million, up 20 percent compared with $430 million in 2007. The sales increase primarily reflects the inclusion of the Prairie Packaging acquisition and favorable pricing of approximately 4 percent. Operating income was $47 million compared with $50 million in 2007. Excluding the restructuring charge, operating income was $55 million. The increase over the first quarter of 2007 was primarily driven by the inclusion of Prairie Packaging and slightly favorable spread. On the same basis, operating margin was 10.6 percent compared with 11.6 percent in the first quarter of 2007.

Outlook

The outlook excludes restructuring charges. The second quarter EPS outlook is a range of $0.48 to $0.53. The full year EPS outlook has been widened to a range of $1.85 to $2.05, which is lower than earlier guidance of $2.00 to $2.10 because of more uncertain economic conditions and the potential impact of record high oil costs on raw material and other energy-related costs. The low end of the range assumes resin costs stay at current levels and volume remains sluggish. The high end of the range assumes that resin costs adjust downward throughout the year according to the Chemical Market Associates, Inc.’s forecast, as well as some improvement in economic conditions. The full year outlook includes non-cash pension income of $49 million pretax, $31 million after tax, or $0.23 per share.

Full year 2008 sales are expected to grow between 9 percent and 12 percent. SG&A expense is estimated to be between $300 million and $310 million, slightly lower than the prior outlook. The 2008 tax rate is expected to be 36.5 percent. Free cash flow for 2008 is anticipated to be in a range of $180 million to $215 million, down from the earlier outlook of $200 million to $220 million. Depreciation and amortization expense is expected to be approximately $185 million, capital expenditures are estimated to be approximately $150 million, and the cash tax rate is estimated to be approximately 27 percent.

Other

This press release includes certain non-GAAP financial measures. A reconciliation of the non-GAAP financial measures to GAAP is shown in the attached “Regulation G GAAP Reconciliations” or in the attached “Operating Results by Segment”.

Cautionary Statements

This press release includes certain “forward-looking statements” such as those in the Outlook section, as well as “these price increases…..will help mitigate the impact of higher petrochemical costs….”. A variety of factors may cause actual results to differ materially from these expectations including a slowdown in economic growth, changes in the competitive market, increased cost of raw materials, and changes in the regulatory environment.

More detailed information about these and other factors is contained in the Company’s Annual Report on Form 10-K at page 21 filed with the Securities and Exchange Commission as revised and updated by Forms 10-Q and 8-K as filed with the Commission.

Company Information

Pactiv Corporation (NYSE: PTV) is a leader in the consumer and foodservice/food packaging markets it serves. With 2007 sales of $3.3 billion, Pactiv derives more than 80 percent of its sales from market sectors in which it holds the No. 1 or No. 2 market-share position. Pactiv’s Hefty® brand products include waste bags, slider storage bags, disposable tableware, and disposable cookware. Pactiv’s foodservice/food packaging offering is one of the broadest in the industry, including both custom and stock products in a variety of materials. For more information, visit www.pactiv.com.

Pactiv Corporation
Consolidated Statement of Income

(In millions, except per-share data)

	Three months ended March 31,
	2008	2007

Sales	$ 808	$ 677

Costs and expenses
Cost of sales (excluding depreciation
and amortization)	598	471
Depreciation and amortization	46	36
Selling, general, and administrative	71	66
Other expense	-	1
Operating income before restructuring
and other	93	103
Restructuring and other	14	-
Operating income	79	103
Other income/(expense)
Interest income	1	2
Interest expense, net of capitalized interest	(27)	(18)
Income before income taxes	53	87
Income-tax expense	18	30
Income from continuing operations	35	57

Discontinued operations, net of tax	(1)	-
Net income	$ 34	$ 57

Average common shares outstanding (diluted)	132.1	133.5

Earnings per share
Income from continuing operations
before restructuring and other	$ 0.33	$ 0.43
Restructuring and other, net of tax	(0.07)	-
Income from continuing operations	0.26	0.43
Discontinued operations, net of tax	-	-
Net income	$ 0.26	$ 0.43

Gross margin (before deprec. & amort.)	26.0%	30.4%
Operating margin
Excluding restructuring and other	11.5%	15.2%
Restructuring & other	-1.7%	0.0%
Including restructuring and other	9.8%	15.2%

Pactiv Corporation
Consolidated Statement of Financial Position

(In millions)

	March 31, 2008	December 31, 2007

Assets
Current assets
Cash and temporary cash investments	$ 52	$ 95
Accounts and notes receivable	285	273
Inventories	434	369
Other	58	60
Total current assets	829	797
Property, plant, and equipment, net	1,269	1,264
Other assets
Goodwill	1,122	1,123
Intangible assets, net	417	423
Pension assets, net	145	96
Other	62	62
Total other assets	1,746	1,704

Total assets	$ 3,844	$ 3,765

Liabilities and shareholders' equity
Current liabilities
Short-term debt, including current
maturities of long-term debt	$ 1	$ -
Accounts payable	204	162
Other	277	298
Total current liabilities	482	460
Long-term debt	1,554	1,574
Pension and postretirement benefits	148	147
Other liabilities	355	345
Minority interest	13	13
Shareholders' equity	1,292	1,226

Total liabilities and shareholders' equity	$ 3,844	$ 3,765

Pactiv Corporation
Consolidated Statement of Cash Flows

(In millions)

Three months ended March 31,	2008	2007

Operating activities
Net income	$ 34	$ 57
Less results from discontinued operations	(1)	-
Income from continuing operations	35	57
Adjustments to reconcile income from continuing operations
to cash provided by continuing operations
Depreciation and amortization	46	36
Deferred income taxes	8	9
Restructuring and other	12	-
Noncash pension income	(12)	(13)
Noncash compensation expense	5	2
Working capital	(64)	(58)
Other	(1)	9
Cash provided by operating activities - continuing operations	29	42
Cash used by operating activities - discontinued operations	(5)	-
Cash provided by operating activities	$ 24	$ 42

Investing activities
Expenditures for property, plant, and equipment	(47)	(24)
Net proceeds from sales of assets	-	1
Other continuing operations investing activities	1	-
Cash used by investing activities	$ (46)	$ (23)

Financing activities
Issuance of common stock	1	12
Purchase of common stock	(2)	(100)
Revolving-credit facility payments	(20)	-
Other	(1)	13
Cash used by financing activities	$ (22)	$ (75)

Effect of foreign-currency exchange rate changes on cash and
temporary cash investments	1	-
Increase (decrease) in cash and temporary cash investments	(43)	(56)
Cash and temporary cash investments, January 1	95	181
Cash and temporary cash investments, March 31	$ 52	$ 125

Pactiv Corporation
Operating Results by Segment

(In millions)

		Foodservice /
	Consumer	Food Packaging	Other	Total
Three months ended March 31, 2008
Sales	$ 290	$ 518	$ -	$ 808

Operating income (loss) before
restructuring & other	$ 35	$ 55	$ 3	$ 93
Restructuring & other	5	8	1	14
Operating income (loss)	$ 30	$ 47	$ 2	$ 79

Operating margin
Excluding restructuring and other	12.1%	10.6%		11.5%
Restructuring & other	-1.7%	-1.5%		-1.7%
Including restructuring and other	10.4%	9.1%		9.8%

Three months ended March 31, 2007
Sales	$ 247	$ 430	$ -	$ 677
Operating income (loss)	$ 54	$ 50	$ (1)	$ 103

Operating margin	21.9%	11.6%		15.2%

Pactiv Corporation
Regulation G GAAP Reconciliations

Income from Continuing Operations and Earnings per Share

(In millions, except per-share amounts)	Three months ended March 31,
	2008	2007
Income from continuing operations - GAAP basis	$ 35	$ 57

Adjustments (net of tax) to exclude:
Restructuring and other charges	9	-
Income from continuing operations excluding restructuring and other charges (a)	$ 44	$ 57

Average common shares outstanding (diluted)	132.1	133.5

Diluted earnings per share
EPS from continuing operations - GAAP basis	$ 0.26	$ 0.43

Adjustments (net of tax) to exclude:
Restructuring and other charges	0.07	-
EPS from continuing operations excluding restructuring and other charges (a)	$ 0.33	$ 0.43

Free Cash Flow

	Three months ended March 31,
(In millions)	2008	2007
Cash flow provided by operating activities from continuing operations - GAAP basis	$ 29	$ 42
Capital expenditures - continuing operations	(47)	(24)
(Increase) decrease in asset securitization program	20	-
Free cash flow (b)	$ 2	$ 18

(a) In accordance with generally accepted accounting principles (GAAP), income from continuing operations and reported earnings per share include the after-tax impact of restructuring and other charges. The company's management believes that by adjusting income from continuing operations and reported earnings per share to exclude the effect of these infrequently occurring, non-operational items, the resulting income from operations and earnings per share present a more meaningful, operationally-oriented depiction of company performance. The company's management excludes these items from income from continuing operations and earnings per share when evaluating operating performance and, along with other factors, in determining management compensation.

(b) Free cash flow is defined as cash flow from operating activities excluding the change in our asset-securitization-program balance, less capital expenditures, all of which are calculated in accordance with GAAP. We believe that free cash flow provides a useful measure of our liquidity. We use free cash flow as a measure of cash available to fund early or required debt retirement and incremental investments such as, but not limited to, acquisitions and share repurchases. However, free cash flow has limitations, in that it does not represent residual cash flow available for discretionary expenditures. Some of our expenditures are mandatory. The amount of mandatory versus discretionary expenditures can vary significantly between periods.

Pactiv Corporation
Regulation G GAAP Reconciliation
Outlook for 2008

	Three months ended June 30, 2008		Twelve months ended December 31, 2008
Diluted earnings per share	Low estimate	High estimate	Low estimate	High estimate
EPS from continuing operations - GAAP basis	$ 0.47	$ 0.52	$ 1.77	$ 1.97
Adjustments (net of tax) to exclude restructuring
and other charges	0.01	0.01	0.08	0.08
EPS from continuing operations excluding restructuring and other charges (a)	$ 0.48	$ 0.53	$ 1.85	$ 2.05

Twelve months ended December 31, 2008
(In millions)	Low estimate	High estimate
Cash flow provided by operating activities from continuing operations - GAAP basis	$ 310	$ 345
Capital expenditures - continuing operations	(150)	(150)
(Increase) decrease in asset securitization program	20	20
Free cash flow (b)	$ 180	$ 215

(a) In accordance with generally accepted accounting principles (GAAP), income from continuing operations and reported earnings per share include the after-tax impact of restructuring and other charges. The company's management believes that by adjusting income from continuing operations and reported earnings per share to exclude the effect of these infrequently occurring, non-operational items, the resulting income from operations and earnings per share present a more meaningful, operationally-oriented depiction of company performance. The company's management excludes these items from income from continuing operations and earnings per share when evaluating operating performance and, along with other factors, in determining management compensation.

(b) Free cash flow is defined as cash flow from operating activities excluding the change in our asset-securitization-program balance, less capital expenditures, all of which are calculated in accordance with GAAP. We believe that free cash flow provides a useful measure of our liquidity. We use free cash flow as a measure of cash available to fund early or required debt retirement and incremental investments such as, but not limited to, acquisitions and share repurchases. However, free cash flow has limitations, in that it does not represent residual cash flow available for discretionary expenditures. Some of our expenditures are mandatory. The amount of mandatory versus discretionary expenditures can vary significantly between periods.

CONTACT:
Pactiv Corporation
Investor Relations Contact:
Christine Hanneman
847-482-2429
channeman@pactiv.com
or
Media Relations Contact:
Lisa Foss
847-482-2704
lfoss@pactiv.com